SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                     of 1934
                              (Amendment No. ____)

   Filed by the Registrant [ X ]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [  ] Preliminary Proxy Statement
   [  ] Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
   [ X] Definitive Proxy Statement
   [  ] Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14a-12

                                Banta Corporation
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [ X] No fee required.

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:

   [  ] Fee paid previously with preliminary materials.

   [  ] Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:

                                BANTA CORPORATION
                                 225 Main Street
                            Menasha, Wisconsin 54952


                    Notice of Annual Meeting of Shareholders
                            To Be Held April 22, 1997


   To the Shareholders of Banta Corporation:

             You are hereby notified that the annual meeting of shareholders of Banta Corporation will be held at the Paper Valley Hotel & Conference Center, 333 West College Avenue, Appleton, Wisconsin, on Tuesday,
   April 22, 1997, at 2:00 p.m., Central Time, for the following purposes:

             1.   To elect ten directors to serve for the ensuing year.

             2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

             The Board of Directors has fixed the close of business on March 7, 1997 as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting.

             We hope that you will be able to attend the meeting in person, but if you are unable to do so, please fill in, sign and promptly mail back the enclosed proxy form, using the return envelope provided. If, for any reason, you should subsequently change your plans, you can, of course, revoke the proxy at any time before it is actually voted.


                                      By Order of the Board of Directors
                                      BANTA CORPORATION


                                      /s/ Ronald D. Kneezel
                                      Ronald D. Kneezel
                                      Secretary

   Menasha, Wisconsin
   March 14, 1997

                                BANTA CORPORATION
                                 225 Main Street
                            Menasha, Wisconsin 54952

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held April 22, 1997

             This proxy statement is being furnished to shareholders by the Board of Directors (the "Board") of Banta Corporation, a Wisconsin corporation (the "Company"), beginning on or about March 14, 1997, in connection with a solicitation of proxies by the Board for use at the annual meeting of shareholders to be held on Tuesday, April 22, 1997, at 2:00 p.m., Central Time, at the Paper Valley Hotel & Conference Center, 333 West College Avenue, Appleton, Wisconsin, and all adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

             Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by giving notice thereof to the Company in writing or in open meeting, by attending the Annual Meeting and voting in person, or by delivering a proxy bearing a later date.

             A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the ten persons nominated for election as directors referred to herein and on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

             Only holders of record of the Company's common stock, $.10 par value (the "Common Stock"), at the close of business on March 7, 1997 are entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 30,159,293 shares of Common Stock, each of which is entitled to one vote per share.


                              ELECTION OF DIRECTORS

             At the Annual Meeting, the shareholders will elect ten directors of the Company, each to hold office until the 1998 annual meeting of shareholders and until his or her successor is duly elected and has qualified. Set forth below are the Board's nominees to serve as directors of the Company. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the ten persons named as nominees herein. The Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected. However, in the event that any nominee should be unable or unwilling to serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

             The following sets forth certain information, as of March 7, 1997, about each of the Board nominees for election at the Annual Meeting. Except as otherwise noted, each nominee has engaged in the principal occupation or employment and has held the offices shown for more than the past five years.

                                         Principal Occupation; Office, if any,
                               Director     Held in the Company; Other
    Name                  Age  Since               Directorships

    Jameson A. Baxter      53   1991   President, Baxter Associates
                                       (management and financial
                                       consulting); Trustee of The Putnam
                                       Funds; Director of Avondale Financial
                                       Corp.

    Donald D. Belcher      58   1994   Chairman  since  May 1, 1995 and
                                       President and Chief Executive Officer
                                       since January 1, 1995 of the Company;
                                       President and Chief Operating Officer
                                       of the Company from September 1, 1994
                                       to January 1, 1995; Senior Group Vice
                                       President of Avery Dennison Corporation
                                       (diversified manufacturing company)
                                       from 1990 until joining the Company.

    George T. Brophy       62   1986   Chairman, President and Chief
                                       Executive  Officer  of  ABT  Building
                                       Products Corporation (building
                                       materials) since  October, 1992;
                                       Chairman of GTB Enterprises (venture
                                       capital and consulting firm) from
                                       1989 to 1992; Director of ABT
                                       Building Products Corporation.

    William J. Cadogan     48   1993   Chairman since  November, 1993, Chief
                                       Executive  Officer since November,
                                       1991, and President  since May,  1990
                                       of ADC Telecommunications, Inc.
                                       (transmission, networking and
                                       broadband connectivity products);
                                       Director of ADC Telecommunications,
                                       Inc. and Pentair Corporation.

    Henry T. DeNero        50   1996   Executive  Vice  President  of  First
                                       Data Corp. (an information processing
                                       and computer  services company) since
                                       1995; Vice Chairman of  Dayton Hudson
                                       Corp. (retailing) from 1992  to 1994;
                                       Director of McKinsey  & Company
                                       (management consulting) prior thereto.

    Richard L. Gunderson   63   1995   Chairman   of  Aid   Association  for
                                       Lutherans (fraternal  benefit society
                                       providing  insurance   and  financial
                                       services).

    Gerald A. Henseler     56   1982   Executive  Vice  President and  Chief
                                       Financial  Officer   of  the  Company
                                       since  1992;  Senior Vice  President,
                                       Chief Financial Officer and Treasurer
                                       of the Company prior thereto.

    Bernard S. Kubale      68   1973   Partner, law firm of Foley & Lardner,
                                       Milwaukee,  Wisconsin;   Director  of
                                       Consolidated Papers, Inc. and Schultz
                                       Sav-O-Stores, Inc.

    Donald Taylor          69   1988   Associate,  Sullivan   Associates  (a
                                       director candidate search firm) since
                                       1992; Managing  Director, USA, Anatar
                                       Investments   Limited  (international
                                       venture capital specialist) from 1989
                                       to  1992;  Director of  Harnischfeger
                                       Industries,  Inc., Johnson  Controls,
                                       Inc. and Superior Services, Inc.

    Michael J. Winkler     51   1996   Senior   Vice  President   and  Group
                                       General  Manager  of Compaq  Computer
                                       Corporation (computer services) since
                                       1995;  Vice   President  and  General
                                       Manager  of Toshiba American
                                       Information Systems (computer
                                       services) prior thereto.

             Directors are elected by a plurality of the votes cast (assuming a quorum is present). An abstention from voting will be tabulated as a vote withheld on the election, and will be included in computing the number of shares present for purposes of determining the presence of a quorum, but will not be considered in determining whether each of the nominees has received a plurality of the votes cast at the Annual Meeting. A broker or nominee holding shares registered in its name, or the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has the discretion to vote the beneficial owner's shares with respect to the election of directors.

             THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE "FOR" ALL NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" ALL NOMINEES.

                               BOARD OF DIRECTORS

   General

             The Board held six meetings in 1996. Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which the director served during 1996, except for Mr. Cadogan.

             The Company has Audit, Compensation, Stock Option and Nominating Committees of the Board. The Audit Committee currently consists of Messrs. Brophy, Kubale and Taylor (Chairperson). The principal functions performed by the Audit Committee, which met two times in 1996, are to meet with the Company's independent public accountants before the annual audit to review procedures and the scope of the audit; to review the results of the audit; to review the financial control mechanisms used by the Company and the adequacy of the Company's accounting and financial controls; and to annually recommend to the Board a firm of independent public accountants to serve as the Company's auditors. The Compensation Committee currently consists of Ms. Baxter and Messrs. Cadogan, Gunderson, Kubale (Chairperson), Taylor and Winkler. The principal functions of the Compensation Committee, which met four times in 1996, are to administer the Company's deferred compensation plans, Management Incentive Award Plan and Long Term Incentive Plan; to annually evaluate salary grades and ranges; to establish guidelines concerning average compensation increases; and to specifically establish compensation (except for awards under the Company's equity incentive plans) of all officers, directors and subsidiary or division presidents. The Stock Option Committee currently consists of Ms. Baxter (Chairperson) and Messrs. Brophy, Cadogan, DeNero and Taylor. The principal function of the Stock Option Committee, which met two times in 1996, is to administer the Company's equity incentive plans. The Nominating Committee currently consists of Ms. Baxter and Messrs. Belcher, DeNero, Gunderson (Chairperson) and Kubale. The principal functions of the Nominating Committee, which met one time in 1996, are to recommend persons to be selected by the Board as nominees for election as directors; to recommend persons to be elected to fill any vacancies on the Board; and to consider and recommend to the Board qualifications for the office of director and policies concerning the term of office of directors and the composition of the Board. The Nominating Committee will consider persons recommended by shareholders to become nominees. Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee.

   Director Compensation

             Overview of Changes for Fiscal 1997. For fiscal 1997, the Company made two significant changes in the compensation package provided to directors. First, the Company adopted a plan that provides that one-half of the annual retainer fee for directors be paid in Common Stock. The Board believes that tying an additional portion of director compensation to the value of the Common Stock is in the best long-term interests of the Company and its shareholders. Second, the Company terminated its retirement plan for non-employee directors effective January 1, 1997. Details regarding these changes are set forth below.

             Annual Retainer and Meeting Fees. During fiscal 1996, directors of the Company, other than full time employees and Mr. Kubale, received an annual retainer fee of $20,000 plus $1,000 for every meeting of the Board they attended and $1,000 ($1,250 for the committee chairperson) for every committee meeting they attended, unless such committee meeting was held in conjunction with a Board meeting (in which case only the committee chairperson received a separate meeting fee of $250). For fiscal 1997, directors of the Company, other than full time employees and Mr. Kubale, will receive an annual retainer fee of $22,000 ($11,000 of which is payable in shares of Common Stock). In addition, such directors will be entitled to receive $1,000 for every Board meeting they attend and $1,000 ($1,250 for the committee chairperson) for every committee meeting they attend. A director may elect to defer all or any part of the cash compensation he or she is entitled to receive for serving as a director, in which case the amount deferred will be paid in cash in three annual installments after such person ceases to be a director and, at the direction of the director, either will be credited with interest at the prime rate or will be treated for valuation purposes as if such deferred compensation had been invested in Common Stock pursuant to the phantom stock subaccount under the director's deferred compensation plan. The portion of the retainer fee payable in Common Stock may also be deferred. Such amount will be credited to the phantom stock subaccount and will ultimately be paid in cash in the same manner as cash retainer fees which are deferred.

             Director Stock Options. In addition to the compensation described above, each of Ms. Baxter and Messrs. Brophy, Cadogan, Gunderson, Kubale and Taylor automatically received an option for 1,500 shares of Common Stock at a per share exercise price of $24.375 on April 24, 1996 in accordance with the terms of the Company's 1995 Equity Incentive Plan (the "1995 Plan"). In addition, Messrs. DeNero and Winkler were each granted an option for 4,500 shares of Common Stock at a per share exercise price of $21.75 under the 1995 Plan on July 30, 1996, the date of their election to the Board. Under the terms of the 1995 Plan, each person when first elected as a non-employee director of the Company automatically receives an option for 4,500 shares of Common Stock. The 1995 Plan also provides that, subsequent to the initial grant, each non-employee director (who continues to serve in such capacity) automatically receives an option to purchase an additional 1,500 shares of Common Stock on the day after each annual meeting of shareholders; provided, however, that if a person who is first elected as a non-employee director on the date of the annual meeting of shareholders receives the initial option grant under the 1995 Plan on that date, such director will not be entitled to begin receiving subsequent grants until the day following the next succeeding annual meeting of shareholders. Options granted to non-employee directors under the 1995 Plan have a per share exercise price equal to 100% of the market value of a share of Common Stock on the date of grant and become exercisable six months after the date of grant, except that if the non-employee director ceases to be a director by reason of death, disability or retirement during such six-month period, the option will become immediately exercisable in full. Options granted to non-employee directors under the 1995 Plan terminate on the earlier of (a) ten years after the date of grant or (b) twelve months after the non-employee director ceases to be a director.

             On January 11 and February 21, 1996, Ms. Baxter exercised options granted under the Company's 1991 Stock Option Plan (the "1991 Plan") for 3,000 and 2,250 shares, respectively, and realized an aggregate gain of $92,663. On January 22, 1996, Mr. Cadogan exercised an option granted under the 1991 Plan for 4,500 shares and realized a gain of $31,500; on February 9, 1996, Mr. Taylor exercised an option for 4,500 shares and realized a gain of $61,335; and on March 29, 1996, Mr. Kubale exercised an option for 6,750 shares and realized a gain of $98,213. No other options were exercised by non-employee directors during fiscal 1996.

             Termination of Retirement Plan. Non-employee directors of the Company were previously entitled to retirement benefits pursuant to a plan adopted by the Company. For a non-employee director who was fully vested under this plan, the annual amount of the benefit was one-half of the retainer paid to active directors at the time of retirement of the non-employee director. The retirement benefit was payable for the number of whole years, up to a maximum of ten, that the director was a non-employee director of the Company. A non-employee director had no vested interest in the retirement benefit until the completion of three full years of service as a non-employee director. At that time, the benefit was 30% vested, and an additional 10% of the benefit vested with each additional year of service. Effective January 1, 1997, the director retirement plan was terminated pursuant to an agreement with the directors. In lieu of receiving vested benefits thereunder, eligible directors were entitled to receive shares of Common Stock based on the actuarially determined value of each eligible director's vested benefits under the plan. Each of the eligible directors elected to defer his or her stock payment and was credited with phantom stock units under the director's deferred compensation plan, which units will ultimately be paid in cash in three annual installments. Pursuant to the termination of the retirement plan, Ms. Baxter and Messrs. Brophy, Cadogan, Gunderson, Kubale and Taylor were credited with 1,310, 2,460, 923, 1,673, 2,638 and 2,830 phantom stock units, respectively.

                                 STOCK OWNERSHIP

   Management

             The following table sets forth information, as of March 7, 1997, regarding beneficial ownership of Common Stock by each director and nominee, each of the executive officers named in the Summary Compensation Table set forth below, and all of the directors and executive officers as a group. Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of Common Stock identified as beneficially owned.


                                        Amount and Nature of
    Name of Beneficial Owner            Beneficial               Percent of
                                        Ownership(1)(2)          Class

    Jameson A. Baxter   . . . . . . .    15,375                       *
    Donald D. Belcher   . . . . . . .    87,250(3)                    *
    George T. Brophy  . . . . . . . .    15,975                       *
    William J. Cadogan  . . . . . . .     9,300                       *
    Henry T. DeNero . . . . . . . . .     4,500                       *
    Richard L. Gunderson  . . . . . .    15,000                       *
    Gerald A. Henseler  . . . . . . .   141,210(4)                    *
    Bernard S. Kubale   . . . . . . .    14,965                       *
    Donald Taylor   . . . . . . . . .    12,075                       *
    Allan J. Williamson   . . . . . .   230,107(5)(6)                 *
    Michael J. Winkler  . . . . . . .     4,981                       *
    Dennis J. Meyer   . . . . . . . .    11,723                       *
    John E. Tiffany   . . . . . . . .    23,967(7)                    *
    Ronald D. Kneezel . . . . . . . .    40,336                       *
    All directors and executive
      officers as a group
      (16 persons) .  . . . . . . . .   661,373                     2.2%
   ________________
   *    Less than one percent.

   (1) Includes shares subject to currently exercisable options and options exercisable within 60 days of March 7, 1997 as follows: Ms. Baxter, 5,250 shares; Mr. Belcher, 46,250 shares; Mr. Brophy, 7,500 shares; Mr. Cadogan, 4,500 shares; Mr. DeNero, 4,500 shares; Mr. Gunderson, 7,500 shares; Mr. Henseler, 35,000 shares; Mr. Kubale, 7,500 shares; Mr. Taylor, 7,500 shares; Mr. Williamson, 46,500 shares; Mr. Winkler, 4,500 shares; Mr. Meyer, 7,500 shares; Mr. Tiffany, 12,813 shares; Mr. Kneezel, 26,750 shares; and all directors and executive officers as a group, 242,563 shares.

   (2) Does not include holdings of phantom stock units by non-employee directors as follows: Ms. Baxter, 1,791 units; Mr. Brophy, 3,054 units; Mr. Cadogan, 1,404 units; Mr. DeNero, 676 units; Mr. Gunderson, 2,154 units; Mr. Kubale, 2,638 units; and Mr. Taylor, 3,310 units. The value of the phantom stock units is based upon and fluctuates with the market value of the Common Stock.

   (3) Includes 1,000 shares held by Mr. Belcher's spouse. Mr. Belcher shares voting and investment power over these shares.

   (4) Includes 27,915 shares held by Mr. Henseler's spouse and 7,591 shares held by trusts for the benefit of Mr. Henseler's daughter. Mr. Henseler shares voting and investment power over these shares.

   (5) Includes 2,700 shares held by Mr. Williamson's spouse. Mr. Williamson shares voting and investment power over these shares.

   (6) Mr. Williamson retired as the President of Banta Book Group and as a director of the Company on October 1, 1996.

   (7) Includes 2,680 shares held by Mr. Tiffany's spouse. Mr. Tiffany shares voting and investment power over these shares.

   Other Beneficial Owner

             The following table sets forth information, as of December 31, 1996, regarding beneficial ownership by the only person known to the Company to own more than 5% of the outstanding Common Stock. The beneficial ownership set forth below has been reported on a filing made on
   Schedule 13G with the Securities and Exchange Commission by the beneficial owner.



                                               Amount and Nature of Beneficial Ownership


                                                Voting Power            Investment Power                Percent
         Name and Address                                                                               of
        of Beneficial Owner                      Sole    Shared      Sole          Shared   Aggregate   Class
    The Capital Group Companies, Inc.(1)       114,000    0          1,982,170     0        1,982,170   6.6%
    333 South Hope Street
    Los Angeles, CA  90071
   ______________________________


        (1)  The Company has been advised that The Capital Group Companies,
   Inc. is the parent holding company of six separate investment management companies, three of which are based in the United States. The Company is further advised that, at December 31, 1996, one of the U.S.-based entities exercised investment power over 1,725,000 shares of Common Stock as a result of acting as an investment adviser to various investment companies.
   The Capital Group Companies, Inc. disclaims beneficial ownership of the shares of Common Stock reflected in the table.


                             EXECUTIVE COMPENSATION

   Summary Compensation Information

             The following table sets forth certain information for each of the last three fiscal years concerning compensation awarded to, earned by or paid to certain executive officers of the Company. The persons named in the table are sometimes referred to herein as the "named executive officers."

                                              Summary Compensation Table

                                                                   Long Term Compensation
                                        Annual Compensation (1)
                                                                    Awards      Payouts
                                                                  Securities     LTIP           All Other
    Name and Principal           Year           Salary            Underlying   Payouts (3)   Compensation (4)
    Position                                                        Options

    Donald D. Belcher            1996       $400,000     $ 0          50,000      $ 0            $3,904
      Chairman of the Board,     1995        375,000     244,988      37,500       32,222         98,691
      President and Chief        1994         96,250     120,000      67,500        0             17,178
      Executive Officer

    Gerald A. Henseler           1996        300,000       0          18,000        0              3,288
      Executive Vice             1995        287,500     159,074      15,000       51,900          6,264
      President                  1994        257,000     135,362      12,000       57,498          6,729
      and Chief Financial
      Officer

    Dennis J. Meyer              1996        175,000       0           9,000        0              3,126
      Vice President             1995        168,000      86,154       9,000        0              3,783
      Marketing and Planning     1994        149,065      78,272       9,000        0              1,554

    John E. Tiffany              1996        174,500       0          12,000        0              2,447
      Vice President             1995        167,000      75,701       9,750       31,867          3,774
      Manufacturing              1994        160,000      68,272       8,250       36,969          3,474

    Ronald D. Kneezel            1996        171,000       0          12,000        0              3,034
      Vice President, General    1995        162,500      73,661      10,500       30,967          3,389
      Counsel and Secretary      1994        155,000      66,139       9,000       35,912          3,854

    Allan J. Williamson(5)       1996        182,508       0           0            0              3,004
                                 1995        220,000     142,632      12,000       41,733          3,936
                                 1994        208,000     117,868      12,000       48,222          4,401
   _________________________

   (1) Certain personal benefits provided by the Company to the named executive officers are not included in the table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed the lesser of $50,000 or 10% of the sum of such officer's salary and bonus in each respective year.

   (2)  Consists of awards under the Company's Management Incentive
        Award Plan, which is a performance-based bonus plan. The bonus amounts for Mr. Meyer also include a bonus payment of $10,000 in each of 1995 and 1994 relating to the commencement of his employment with the Company.

   (3) Consists of awards under the Company's Long Term Incentive Plan, with respect to successive three-year performance periods.

   (4) For fiscal 1996, includes Company matching contributions under the Company's Incentive Savings Plan, which is a profit sharing plan under Section 401(k) of the Internal Revenue Code, of $3,000, $3,000, $3,000, $2,375, $3,000 and $3,004 for Messrs.
        Belcher, Henseler, Meyer, Tiffany, Kneezel and Williamson, respectively, and premiums for disability insurance in excess of the coverage provided other salaried employees in the amounts of $904, $288, $126, $72, $34 and $0 paid by the Company on behalf of Messrs. Belcher, Henseler, Meyer, Tiffany, Kneezel and
        Williamson, respectively.

   (5) Mr. Williamson retired as the President of Banta Book Group and as a director of the Company on October 1, 1996.


   Stock Options

             The Company has in effect equity plans pursuant to which options to purchase Common Stock may be granted to key employees (including executive officers) of the Company and its subsidiaries. The following table presents certain information as to grants of stock options made during fiscal 1996 to each of the named executive officers, other than Mr. Williamson who did not receive an option grant due to his retirement.


                                                  Option Grants in 1996 Fiscal Year


                                                        Individual Grants                  Grant Date
                                                                                           Value
                                               Percentage of
                              Number of        Total Options    Exercise
                              Securities       Granted to       or
                              Underlying       Employees in     Base Price                  Grant Date
                              Options          Fiscal Year      ($/share)   Expiration      Present
        Name                  Granted (1)                                   Date            Value (2)

    Donald D. Belcher         50,000               11.3%       $21.00      10/28/06      $296,000
    Gerald A. Henseler        18,000                4.0         21.00      10/28/06       106,560
    Dennis J. Meyer            9,000                2.0         21.00      10/28/06        53,280
    John E. Tiffany           12,000                2.7         21.00      10/28/06        71,040
    Ronald D. Kneezel         12,000                2.7         21.00      10/28/06        71,040

                 _________________________

   (1) The options reflected in the table (which are nonstatutory stock options for purposes of the Internal Revenue Code) were granted on October 29, 1996 and vest ratably over the three-year period following the date of grant. The options are subject to early vesting in the case of the optionee's death, disability or retirement after reaching age 65.

   (2) The option values presented are based on the Black-Scholes option pricing model adopted for use in valuing stock options. Material assumptions and adjustments incorporated in the Black-Scholes model in estimating the values of the options reflected in the table above include the following: (a) an exercise price of the option equal to the fair market value of the underlying stock on the date of grant;
        (b) a risk-free rate of return equal to 6.38%, representing the interest rate on a U.S. Treasury security with a maturity date corresponding to the term of the option; (c) volatility of 26.2%, which was calculated using daily Common Stock prices for the five-year period prior to the date of grant; (d) a dividend yield equal to 2.1%, representing the dividend yield on the Common Stock as of the date of grant; (e) an option term of ten years; and (f) reductions of approximately 2.4% to reflect the probability of forfeiture due to termination prior to vesting and approximately 26% to reflect the probability of a shortened option term due to termination of employment prior to the expiration date. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the price of the Common Stock over the option exercise price on the date that the option is exercised. There is no assurance that the value realized by an optionee will be at or near the value estimated under the Black-Scholes model.


             The following table sets forth information regarding the exercise of stock options by each of the named executive officers during the 1996 fiscal year and the fiscal year-end value of unexercised options held by such officers.


                                    Aggregated Option Exercises in 1996
                               Fiscal Year and Fiscal Year-End Option Values

                                                                  Number of Securities           Value of Unexercised In-the-
                              Shares                             Underlying Unexercised               Money Options at Fiscal
                              Acquired            Value        Options at Fiscal Year-End                Year-End (1)
       Name                   on Exercise       Realized(1)    Exercisable    Unexercisable         Exercisable   Unexercisable

       Donald D. Belcher . .     0             $  0                  46,250       108,750            $ 58,556      $189,806
       Gerald A. Henseler  .     5,250           59,298              35,000        34,000             115,395        64,980
       Dennis J. Meyer . . .     0                0                   7,500        19,500              13,297        36,922
       John E. Tiffany . . .     0                0                  12,813        22,625               7,633        43,689
       Ronald D. Kneezel . .     6,750           78,022              26,750        23,500              94,428        44,797
       Allan J. Williamson .    11,250          148,162              46,500         0                 132,817         0
        __________________

        (1) The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at exercise or fiscal year-end, as the case may be.


   Long Term Incentive Plan

             During fiscal 1996, each of the named executive officers (other than Mr. Williamson) was designated as a participant under the Company's Long Term Incentive Plan (the "LTIP") for the 1996 to 1998 performance period. Information regarding such participation is set forth below. Awards, if any, earned for the 1996 to 1998 performance period will be paid in early 1999.


                      Long Term Incentive Plan - Participation in 1996 Fiscal Year (1)

                            Performance or Other                 Estimated Future Payouts
                            Period Until
    Name                    Maturation                Threshold           Target          Maximum
                            or Payout
    Donald D. Belcher . .                          $  51,188             $ 102,375        $153,562
    Gerald A. Henseler  .    1996 to 1998             38,312               76,625          114,938
    Dennis J. Meyer . . .     Fiscal Years            22,312               44,625           66,938
    John E. Tiffany . . .                             22,312               44,625           66,938
    Ronald D. Kneezel . .                             21,906               43,812           65,719


   (1) The LTIP provides for cash awards to officers and other key employees of the Company with respect to successive three-year performance periods. Awards for a performance period under the LTIP are based upon attainment of goals established for the Company as a whole with respect to such performance period. For the 1996 to 1998 performance period (comparable to prior performance periods), awards will be based on the achievement of a specified return on equity. Awards under the LTIP range from 12.5% to 37.5% of a participant's average base salary during the performance period depending upon whether the threshold, target or maximum performance goals are achieved. The estimated future payouts set forth above are based on the average of the 1996 and 1997 base salaries of the named executive officers.


   Pension Plan Benefits

             The following table sets forth the estimated annual pension benefits payable to a covered participant at normal retirement age under the Company's Salaried Employees Pension Plan as well as under the Company's Supplemental Retirement Plan (which, in part, provides benefits that would otherwise be denied participants by reason of (i) certain Internal Revenue Code limitations on qualified benefit plans and (ii) the exclusion of annual bonuses, LTIP payouts and deferred compensation in calculating benefits under the qualified plan). The benefits that are payable under the pension and retirement plans are based upon remuneration that is covered under the plans and years of service with the Company and its subsidiaries.

                                          Pension Plan Table


   Average Monthly                                      Yearly Pension After
   Compensation in                                   Specified Years of Service
   Five
   Highest                10 Years   15 Years   20 Years  25 Years    30 Years  35 Years
   Consecutive Years

     $12,000              $ 36,000   $ 46,800  $ 57,600    $ 68,400  $ 79,200 $ 90,000
      15,000                45,000     58,500    72,000      85,500    99,000  112,500
      18,000                54,000     70,200    86,400     102,600   118,800  135,000
      21,000                63,000     81,900   100,800     119,700   138,600  157,500
      24,000                72,000     93,600   115,200     136,800   158,400  180,000
      27,000                81,000    105,300   129,600     153,900   178,200  202,500
      30,000                90,000    117,000   144,000     171,000   198,000  225,000
      33,000                99,000    128,700   158,400     188,100   217,800  247,500
      36,000               108,000    140,400   172,800     205,200   237,600  270,000
      39,000               117,000    152,100   187,200     222,300   257,400  292,500
      42,000               126,000    163,800   201,600     239,400   277,200  315,000


             A participant's remuneration covered by the Company's pension arrangement is such participant's base salary, annual bonus and LTIP payout. The covered remuneration paid for each of the last three fiscal years to the named executive officers is set forth in the Summary Compensation Table under the headings "Salary", "Bonus" and "LTIP Payouts". As of December 31, 1996, Messrs. Belcher, Henseler, Meyer, Tiffany and Kneezel had completed 2, 30, 3, 8 and 8 years of credited service under the Company's pension plans, respectively. At the time of his retirement, Mr. Williamson had 34 years of credited service. Benefits shown in the table are computed as a straight single life annuity assuming retirement at age 65. The benefits reflected in the table are not subject to reduction for Social Security benefits.

   Agreements with Named Executive Officers

             The Company has an agreement with Mr. Henseler which provides for certain benefits in the event of termination of employment after a change of control of the Company. The principal benefits are: (a) a bonus under any Company bonus or incentive plan or plans for the year in which termination occurs; (b) continued salary payments and life insurance and medical and disability insurance for a maximum of four years, with reduced payments for a surviving spouse; (c) additional pension benefits to fully or partially compensate for the reduction of benefits under the Company's pension plan due to termination of employment; and (d) full exercise rights for all stock options for three months following termination of employment. These benefits are made available if Mr. Henseler's employment is terminated by the Company other than for cause as defined in the agreements or if he terminates his employment because of significant changes made in his working conditions or status without his consent. Continued salary payments and insurance benefits are to be reduced by corresponding payments and benefits obtained from any successor employer. The transactions which are deemed to result in a "change of control" of the Company for purposes of Mr. Henseler's agreement include:
   (1) the acquisition of more than 30% of the voting stock of the Company by any person, organization or group; (2) the sale of all or substantially all of the Company's business or assets; (3) a consolidation or merger, unless the Company or a subsidiary is the surviving corporation; (4) the acquisition of assets or stock of another entity if in connection with the acquisition new persons become directors of the Company and constitute a majority of the Board; and (5) the election in opposition to the nominees proposed by management of two or more directors in any one election on behalf of any person, organization or group.

             The Company also has agreements with Messrs. Belcher, Meyer, Tiffany, Kneezel and certain other officers and key employees which, in addition to benefits similar to those described in (a), (c) and (d) above, provide for continued employment for periods of from one to three years after a change of control (the "Employment Period") and for lump-sum termination payments ranging from a minimum of one year's salary and bonus to a maximum of three year's salary and bonus if employment is terminated during the Employment Period by the Company (other than for cause or disability) or by the executive due to significant changes in his working conditions or status without his consent. The agreements also provide the foregoing benefits in connection with certain terminations which are effected in anticipation of a change of control. During the Employment Period, the executive's employee benefits such as health, accident and life insurance will be continued until comparable benefits are available from a new employer. The termination payment and amount of benefits may be reduced to the extent necessary to avoid an "excess parachute payment" under the Internal Revenue Code but if, notwithstanding any such reduction, the executive is required to pay any excise tax, penalties or interest with respect to the termination payment and benefits, the Company is required to make a cash payment to him designed to compensate for such taxes, penalties and interest. In addition, the Company has agreed to pay Mr. Belcher a severance payment of two year's salary (and continue to provide health insurance for two years) if his employment with the Company is terminated other than for cause or disability prior to a change of control. The Company has also agreed to pay Mr. Belcher an additional retirement benefit of $15,000 for each year of service up to five years less the amount he is entitled to receive either under the Company's Salaried Employees Pension Plan and Supplemental Retirement Plan or pursuant to the provisions of his termination agreement described above which provide for the payment of additional pension benefits in the event of his termination following a change of control. The additional retirement benefit would be reduced by 50% in the event of Mr. Belcher's death and would be paid to his spouse for her life.

             The Company has deferred compensation plans for key employees in which the named executive officers are eligible to participate and which provide for deferral of salary payments. Payments under the deferred compensation plans generally commence following retirement of the participant. However, in the event of a change of control, a participant in the deferred compensation plans will receive a lump sum payment. The lump sum payment will be equal to the present value of the participant's future benefits if the participant is receiving benefits at the time of such change of control or the amount standing to the participant's credit in his or her deferred compensation account if the participant is not otherwise entitled to receive benefits at the time of such change of control. Amounts paid under the Management Incentive Award Plan and the LTIP also are subject to deferral at the election of the participants. Payment of such deferred amounts generally begins following the retirement of the participant and is not subject to acceleration in the event of a change of control of the Company. The Company has entered into an executive trust agreement with Firstar Trust Company to provide a means of segregating assets for the payment of these benefits (as well as benefits under the Company's Supplemental Retirement Plan), subject to claims of the Company's creditors. Such trust is only nominally funded until the occurrence of a potential change of control.

             The Company also has an agreement with Mr. Henseler providing for monthly payments of $2,000 for 120 months in the event that Mr. Henseler's employment is terminated by the Company or as a result of his death or if Mr. Henseler retires after age 62. The agreement provides that Mr. Henseler may designate a beneficiary to receive the payments to which he is entitled in the event of his death prior to the receipt of any or all such payments. Payments under the agreement may be forfeited in the event Mr. Henseler engages in specified competitive activities during the first four years following his retirement or such termination. In addition, the Company has an agreement with Mr. Williamson providing for monthly retirement payments of $3,000 for a period of 120 months following his October 1, 1996 retirement. In the event of death prior to receipt of all payments, any remaining payments are to be made to Mr. Williamson's designated beneficiary or estate. Payments under the agreement may be forfeited in the event Mr. Williamson engages in specified competitive activities during the first four years following retirement.

   Committee Report on Executive Compensation

             The Compensation Committee of the Board is responsible for all aspects of the Company's compensation package offered to its executive officers, including the named executive officers, other than for awards under the Company's equity-based incentive compensation plans. Awards under the Company's equity-based plans (including the Company's stock option plans) are made by the Stock Option Committee of the Board. The following is a joint report of the Compensation Committee and the Stock Option Committee:

             Policies Governing Executive Compensation. The Company's general policies relating to executive compensation are: (a) to establish a direct link between executive compensation and the annual, intermediate-term and long-term performance of the Company; (b) to provide performance-based compensation opportunities (including equity-based awards) which allow executive officers to earn rewards for maximizing shareholder value;
   (c) to attract and retain the key executives necessary for the Company's long-term success; and (d) to reward individual initiative and the achievement of specified goals. In applying these general policies, the objective of the Compensation Committee and the Stock Option Committee has been to ensure that a significant portion of the compensation paid to more senior executive officers, such as the named executive officers, be incentive-based since these individuals have more control and responsibility for the Company's direction and performance. The intent of the Compensation Committee and the Stock Option Committee is that there would be greater variability in the levels of compensation paid to these officers which is directly linked to Company performance.

             Executive Compensation Package. As reflected under the section entitled "Executive Compensation," the Company's executive compensation package currently consists of a mix of salary, bonus awards and stock option grants as well as benefits under the employee benefit plans offered by the Company.

             In setting and adjusting executive salaries, including the salaries of the Chief Executive Officer and the other named executive officers, the Compensation Committee, in conjunction with independent compensation consultants, has historically compared the base salaries paid or proposed to be paid by the Company with the ranges of salaries paid by corporations of similar size relative to the Company and operating in comparable industries. In addition, in establishing salaries for 1996, the Compensation Committee reviewed an analysis prepared by the Company's independent compensation consultants that compared the total compensation paid by the Company with the total compensation paid by a comparison group of companies. The companies in the comparison group, which were selected based on their size and performance compatibility, manufacturing orientation and geographic diversity, are not solely in the graphic arts industry and accordingly are not necessarily the companies in the peer groups identified in the section entitled "Performance Information." It is the judgment of the Compensation Committee that a review of the compensation practices of companies with the characteristics of the comparison group is appropriate in establishing competitive salary ranges for the Company's executive officers. The relative financial performance of the companies in the comparison group was considered by the Compensation Committee in setting base salaries for the Company's executive officers.

             Based on its analysis of comparative data, the Compensation Committee increased the minimum, midpoint and maximum ranges for each salary grade by 2.8%. The Compensation Committee also approved a 4.2% guideline for 1996 executive officer base salary increases, subject to individual variances to reflect above or below average performance. In establishing salaries for each individual executive officer, Mr. Belcher, the Company's Chief Executive Officer, made specific recommendations for salary adjustments (other than his own) to the Compensation Committee based on the foregoing guidance provided by the Committee as well as a review of industry comparables, the level of responsibility delegated to the particular executive officer, the expertise and skills offered by each officer and the officer's individual job performance. These various factors were considered on a case-by-case basis and no specific formula was used to give any one factor a relative weight as compared to the others. The Compensation Committee reviewed the foregoing recommendations and then made final decisions on the base salaries to be paid by the Company. The Compensation Committee also reviewed and fixed the base salary of Mr. Belcher for 1996 based on similar competitive compensation data and individual job performance criteria. The base salary paid to Mr. Belcher for fiscal 1996 was $400,000.

             In addition to base salary, it is the policy of the Compensation Committee to provide a substantial portion of each executive officer's total compensation through annual and intermediate-term incentive plans which provide awards based on Company performance. The purpose of these plans is to more closely align compensation to the Company's annual and intermediate-term financial performance and to reward key employees for the achievement of certain other specified goals.

             The Company's Management Incentive Award Plan provides an opportunity for key employees of the Company (including the Chief Executive Officer and the other named executive officers) to earn cash bonus awards in any year in which the Company's return on equity equals or exceeds 13% and certain other Company-wide and, where appropriate, divisional goals are achieved. The Company-wide and divisional goals established under the Management Incentive Award Plan are reviewed and approved on an annual basis by the Compensation Committee. Under the Plan, and assuming that the return on equity threshold is achieved, awards paid to executive officers serving in one of the Company's divisions are based 25% on the achievement of an established goal for pre-tax earnings on a Company-wide basis and 75% on the achievement of specific divisional goals. The divisional goals are tailored on an annual basis to reflect management's objectives regarding each individual division. In 1996, each division had as its primary divisional goal a target relating to either operating income or pre-tax earnings. Executive officers who have corporate (as compared with divisional) responsibilities are eligible to receive bonus awards under the Management Incentive Award Plan based on the Company meeting the return on equity threshold and achieving a pre-tax earnings target. Awards under the Plan are made on a continuum subject to minimum, targeted and maximum amounts and reflect varying percentages of salary based on the individual's respective salary grade. Subject to certain limitations, special awards may be made to specified participants even if the return on equity target is not met if the Compensation Committee determines that such participants contributed substantially to improved performance. Based on the Company's financial performance, no bonuses were paid for 1996 to the Company's executive officers under the Management Incentive Award Plan. Bonuses were paid to certain other participants under the Plan pursuant to the Compensation Committee's discretionary authority.

             The LTIP is intended to provide intermediate-term performance incentives for the Company's key employees, including the named executive officers. The LTIP offers cash awards for the achievement of specified targets for return on equity over successive three-year performance periods. The targets are approved by the Compensation Committee in conjunction with its review of the return on equity achieved by a group of peer companies in the graphic arts industry. This peer group is not limited to those companies constituting the peer groups described in the section entitled "Performance Information." The Compensation Committee believes that reviewing performance of a broader range of companies is appropriate in setting performance targets under the LTIP. If performance targets under the LTIP are met, the magnitude of the awards will be based on the extent to which goals are achieved or surpassed and the particular employee's salary grade. For the three-year performance period ended December 28, 1996, no awards were earned by any participant under the LTIP.

             In addition, the Company's executive compensation package includes stock option grants. Under the 1995 Plan, the Stock Option Committee also has the authority to grant, in addition to stock options, other equity-based awards, including stock appreciation rights, restricted stock and performance shares. To date, however, only stock options have been granted under the Company's equity-based plans. Stock options granted by the Company have a per share exercise price of 100% of the fair market value of a share of Common Stock on the date of grant and, accordingly, the value of the option will be dependent on the future market value of the Common Stock. It has been the policy of the Stock Option Committee that options should provide a long-term incentive and align the interests of management with the interests of shareholders.

             Prior to 1995, the number of shares of Common Stock subject to options granted to the Company's executive officers had historically been based primarily on the relative salary grade of each officer. The amounts and terms of prior grants were also considered in making new option grants in each year. Beginning in 1995 and continuing into 1996, prior and proposed stock option grants to the Company's executive officers were compared, in consultation with the Company's independent compensation consultants, with option grants made by a selected group of peer companies. The peer group companies, some of which are included in the peer groups described in the section entitled "Performance Information," consisted of publishing/manufacturing companies with (a) annual revenues of $500 million to $1 billion, (b) a market capitalization of between $600 million and $900 million, and (c) a return on invested capital of between 10% and 20%. Based on this comparison group, the Stock Option Committee made stock option grants to the Company's executive officers at or slightly above the median level for the peer group companies. Based on this analysis, Mr. Belcher received an option to purchase 50,000 shares of Common Stock at a per share exercise price of $21.00. By tying a portion of each executive officer's overall compensation to stock price through the grant of options, the Stock Option Committee seeks to enhance its objective of providing a further incentive to maximize long-term shareholder value.

             In connection with the equity-based plans, the Company endorses the policy that stock ownership by management is an important factor in aligning the interests of management and shareholders. The Company has adopted stock ownership guidelines that are intended to encourage stock ownership by management. Under these guidelines, management personnel are expected to own a specified number of shares of Common Stock depending upon their respective salary grade. These guidelines were adopted in 1994 and are being phased in over a period of years. It is the Stock Option Committee's intent that an individual's compliance with the stock ownership guidelines will be considered in determining the size of any future equity-based grants.

             The Company's policy with respect to other employee benefit plans is to provide competitive benefits to the Company's employees, including executive officers, to encourage their continued service with the Company. In the view of the Compensation Committee and the Stock Option Committee, a competitive benefits package is an essential component in achieving the Company's goal of being able to attract new key employees from time to time as events warrant.

             Under Section 162(m) of the Internal Revenue Code, the tax deduction by corporate taxpayers, such as the Company, is limited with respect to the compensation of certain executive officers unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Compensation Committee and the Stock Option Committee currently intend to qualify compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m) of the Internal Revenue Code.


      BANTA CORPORATION                      BANTA CORPORATION
      COMPENSATION COMMITTEE                 STOCK OPTION COMMITTEE

      Bernard S. Kubale, Chairperson         Jameson A. Baxter, Chairperson
      Jameson A. Baxter                      George T. Brophy
      William J. Cadogan                     William J. Cadogan
      Richard L. Gunderson                   Henry T. DeNero
      Donald Taylor                          Donald Taylor
      Michael J. Winkler

   Compensation Committee Interlocks and Insider Participation

             During 1996 (but prior to July 30, 1996), the Compensation Committee consisted of Ms. Baxter and Messrs. Brophy, Cadogan, Gunderson, Kubale (Chairperson) and Taylor. After July 30, 1996, the Compensation Committee consisted of Ms. Baxter and Messrs. Cadogan, Gunderson, Kubale (Chairperson), Taylor and Winkler. During 1996, the Stock Option Committee consisted of Ms. Baxter (Chairperson) and Messrs. Brophy, Cadogan, DeNero and Taylor. Mr. Kubale is a partner in the law firm of Foley & Lardner, Milwaukee, Wisconsin. Foley & Lardner has served as legal counsel to the Company for many years.


                             PERFORMANCE INFORMATION

             Set forth below is a line graph comparing during the last five years the Company's cumulative total shareholder return with the cumulative total return of companies in the Standard & Poor's 500 Stock Index and companies in a peer group selected in good faith by the Company. The graph also includes a comparison with the five-year performance of the peer group of companies previously used by the Company. The total return information presented in the graph assumes the reinvestment of dividends. For the performance graph set forth below, the Company selected a new peer group of companies which differs in part from the peer group used in prior years. The companies in the new peer group are: Big Flower Press Holdings, Inc.; Cadmus Communications Corp.; Courier Corp.; Devon Group, Inc.; R. R. Donnelley & Sons Company; Quebecor Inc.; and World Color
   Press, Inc. Recently, several of the Company's significant competitors have become publicly-traded and therefore performance information is now available for these companies for inclusion in the Company's performance graph. Given that this more representative performance information is currently available, the Company believes it is an appropriate time to reconfigure its peer group. For comparison purposes, the companies in the peer group previously used by the Company are: American Business Products Inc.; Bowne and Company Inc.; CSS Industries, Inc.; Cadmus Communications Corp.; Courier Corp.; Devon Group, Inc.; Ennis Business Forms Inc.;
   John H. Harland Company; Reynolds and Reynolds Company; Standard Register Company; and Waverly, Inc. Duplex Products Inc., which previously was included in this group, has been removed since it ceased to be publicly traded in 1996. The returns of each component company in each peer group have been weighted based on such company's relative market capitalization.

                    Comparison of Five Year Cumulative Total Return Among Banta Corporation, S&P 500 Index and Peer Group Companies


                            [STOCK PERFORMANCE CHART]

                                          December 31,
                             1991   1992  1993   1994  1995   1996

   Banta Value . . . . . . . $100  $144   $192  $163   $241  $191
   S&P 500 Composite . . . .  100   108    118   120    165   203
   New Peer Group  . . . . .  100   134    132   131    177   155
   Prior Peer Group  . . . .  100   117    138   139    189   242


                         INDEPENDENT PUBLIC ACCOUNTANTS

        On January 28, 1997, the Board selected the firm of Arthur
   Andersen LLP, which served as independent certified public accountants for the fiscal year ended December 28, 1996, to serve in such capacity for the current fiscal year. It is expected that representatives of such firm will be present at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement.

                                  OTHER MATTERS

   Solicitation Expenses

        All expenses of solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular employees of the Company. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies, and expects to pay such firm a fee of approximately $3,000 plus out-of-pocket expenses. Brokers, nominees and custodians who hold Common Stock in their names and who solicit proxies from the beneficial owners will be reimbursed by the Company for out-of-pocket and reasonable clerical expenses.

   Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors to file reports of ownership and changes of ownership with the Securities and Exchange Commission. The regulations of the Securities and Exchange Commission require the officers and directors to furnish the Company with copies of all Section 16(a) forms they file. Based on such forms, the Company believes that all its officers and directors have complied with the Section 16(a) filing requirements.

                              SHAREHOLDER PROPOSALS

        A shareholder who intends to present a proposal for action at any annual meeting and who desires that such proposal be included in the Company's proxy materials must submit the proposal to the Company in advance of the meeting. Proposals for the annual meeting to be held in 1998 must be received by the Company at its principal office no later than November 14, 1997. In addition, a shareholder who otherwise intends to present business at any annual meeting (including nominating persons for election as directors) must comply with, among other things, the notice requirements set forth in the Company's By-laws.

             By Order of the Board of Directors
             BANTA CORPORATION

             /s/ Ronald D. Kneezel
             Ronald D. Kneezel
             Secretary

        THE COMPANY WILL FURNISH TO ANY SHAREHOLDER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR 1996. REQUESTS FOR THE FORM 10-K MUST BE IN WRITING AND ADDRESSED TO GERALD A. HENSELER, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, BANTA CORPORATION, P.O. BOX 8003, MENASHA, WISCONSIN 54952.

                                      BANTA CORPORATION
           Proxy for Annual Meeting of Shareholders to be held April 22, 1997

      The undersigned constitutes and appoints DONALD D. BELCHER AND RONALD D. KNEEZEL, or either of them, the true and lawful proxies of the under-signed, with full power of substitution, to vote as designated below, all shares of Banta Corporation which the undersigned is entitled to vote at the annual meeting of shareholders of such corporation to be held at the Paper Valley Hotel & Conference Center, 333 West College Avenue, Appleton, Wisconsin on April 22, 1997, at 2:00 P.M. Central Time, and at all adjourn-ments or postponements thereof.

    1.  ELECTION OF DIRECTORS  [_]  FOR all nominees   [_]  WITHHOLD AUTHORITY
                                    listed below            to vote for all
                                    (except as marked       nominees listed
                                    to the contrary below)  below

         Jameson A. Baxter, Donald D. Belcher, George T. Brophy, William J. Cadogan, Henry T. DeNero, Richard L. Gunderson, Gerald A. Henseler, Bernard S. Kubale, Donald Taylor and Michael J. Winkler

       (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)


    2. In their discretion upon all such other business as may properly come before the meeting.

       The undersigned hereby revokes any other proxy heretofore executed by the undersigned for the meeting and acknowledges receipt of notice of the annual meeting and the proxy statement.

                        (Please sign on the other side)


    PROXY NO.           (Continued on the other side)           NO. OF SHARES

      The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder; but, if no direction is indicated, this proxy will be voted FOR Item 1.

                                        DATE:                            , 1997

                                        Signature

                                        Signature if held jointly

                                        Please sign exactly as your name
                                        appears on your stock certificate.
                                        Joint owners should each sign
                                        personally.  A corporation should
                                        sign full corporate name by duly
                                        authorized officers and affix
                                        corporate  seal.  When signing as
                                        attorney, executor, administrator,
                                        trustee or guardian, give full title
                                        as such.

  PLEASE SIGN AND MAIL PROXY IN THE ENCLOSED ENVELOPE.  NO POSTAGE REQUIRED.
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             BANTA CORPORATION.